EXHIBIT 99.2

                                  PRESS RELEASE

                                               FOR IMMEDIATE RELEASE

Contact:    Michael Kagan                      Symbol:  TSIC
            Executive Vice President           Traded:  Nasdaq Stock Market
            & Chief Financial Officer
            Tropical Sportswear Int'l Corporation
            Tel (813) 249-4900
            Fax (813) 249-4904


Tropical Sportswear Int'l Corporation Adopts Shareholder Rights Plan


         TAMPA, FLORIDA -- November 16, 1998 -- Tropical Sportswear Int'l Corporation (NASDAQ: TSIC) announced that its Board of Directors adopted a shareholder rights plan at its meeting Friday and issued share purchase Rights in connection with the rights plan.

         William W. Compton, Chairman of the Board and Chief Executive Officer, stated: "The Rights are designed to assure that all of TSI's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of TSI without paying all shareholders a control premium. The plan is not being adopted in response to any unsolicited takeover proposals."

         The shareholder rights plan is intended to enable all shareholders to realize the long-term value of their investment in TSI. The plan will not prevent a takeover, but should encourage anyone seeking to acquire TSI to negotiate with the Board prior to attempting a takeover.

         In connection with the adoption of the plan, the Board declared a dividend of one share purchase Right on each outstanding share of common stock. Future issuances of TSI common stock will include share purchase Rights. Generally, the Rights will be exercisable only if a person or group (other than certain existing shareholders) acquires 15% or more of TSI's common stock or announces a tender offer. Each Right will entitle shareholders to buy one one-thousandth of a share of a new series of junior participating preferred stock of the Company at an exercise price of $100. Prior to the time they become exercisable, the Rights are redeemable for one cent per Right at the option of the Board.

         If TSI is acquired after a person has acquired 15% or more of its common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value of twice such price. Additionally, if TSI is not acquired, a Rights holder (other than the person or group acquiring 15% or more) will be entitled to purchase, at the Right's then-current exercise price, a number of shares of TSI's common stock having a market value of twice such price.

         Following the acquisition of 15% or more of the common stock, but less than 50% by any Person or Group, the Board may exchange the Rights (other than Rights owned by such person or group) at an exchange ratio of one share of common stock for each Right.

         The Rights will be distributed on December 1, 1998, to shareholders of record as of the close of business on December 1, 1998. The Rights will expire on November 13, 2008. Shareholders will receive additional information from TSI on the plan within the near future and do not need to take any action to receive the Rights.

         Tropical Sportswear Int'l markets and manufactures branded and private brand men's and women's casual and dress sportswear sold to major department stores, mass merchants and specialty stores. Major owned brands include, Savane
(R), Farah (R), Bay to Bay (R), Flyers (TM), The Original Khaki Co. (R), Two Pepper (R) and Authentic Chino Casuals (R). License brands include Bill Blass
(R), John Henry (R), Van Heusen (R), and Generra (R). TSI distinguishes itself by providing major retailers with comprehensive brand management programs and uses state-of-the-art technology to provide retailers with customer, product and market analyses; apparel design; and merchandising consulting and inventory forecasting with a focus on return on investment.
         This press release contains certain forward looking statements with respect to anticipated future results that are subject to risks and uncertainties that could cause actual results to differ materially from anticipated results. These risks and uncertainties include, but are not limited to, general economic and apparel business conditions, continued retailer and consumer acceptance of company products, and global manufacturing costs.